Exhibit 5.1

March 31, 2010

Limelight Networks, Inc.

2220 W. 14th Street

Tempe, AZ 85821

Re: Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission, Registration Number 333-164874 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of shares of your common stock, par value $0.001 per share (the “Shares”), to be issued to securityholders of EyeWonder, Inc., a Delaware corporation (“EyeWonder”), in connection with the merger (the “Transaction”) contemplated by the Agreement and Plan of Merger by and among you, EyeWonder, Elvis Merger Sub One Corporation, a Delaware corporation, Elvis Merger Sub Two LLC, a Delaware limited liability company, John J. Vincent, as stockholder representative, and Deutsche Bank National Trust, as Escrow Agent, dated as of December 21, 2009 (the “Merger Agreement”).

As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on information obtained from certain of your officers and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on your part and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of California. We do not express any opinion on any laws other than the laws of the State of California, the General Corporation Law of the State of Delaware, and the federal securities laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Sincerely,
/s/ Wilson Sonsini Goodrich & Rosati WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
March 31, 2010